Exhibit 99.1

CONTACT:

Ann Parker	Mike Smargiassi
Director of Corporate Communications	Brainerd Communicators
LodgeNet Interactive Corporation	212-986-6667
605-988-1000	smarg@braincomm.com
communications@lodgenet.com

LODGENET ANNOUNCES BOARD AND MANAGEMENT CHANGES

- Scott C. Petersen to Depart as President and CEO, Will Remain on Board —

- Phillip Spencer Named Interim CEO Pending Executive Search —

- Thomas N. Matlack Appointed to Board of Directors —

SIOUX FALLS, SD, May 31, 2012   —  LodgeNet Interactive Corporation (NASDAQ:LNET) the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve, today announced changes to its board and management.

The Company announced that Scott C. Petersen, its longtime President and CEO, will be departing his executive position with the Company, effective June 15, 2012.   Mr. Petersen will continue as a member of the LodgeNet Board of Directors, a position he has held since 1991.  The Company also announced that Phillip Spencer, a LodgeNet Board Member since February 2012, has been appointed interim President and CEO of the Company.  Mr. Spencer is CEO and a member of the board of directors of Windjammer Communication, LLC, a cable television and communications company based in Overland Park, Kansas. The Company has commenced a search for Mr. Petersen’s replacement.

“The Company has made significant strides during the past several years in a challenging economic environment by diversifying its revenues, designing and launching its Envision cloud-connected platform, developing a critically acclaimed mobile app, and developing an innovative new advertising platform,” said R. Douglas Bradbury, LodgeNet’s Chairman of the Board.  “With Mr. Petersen’s departure as CEO, the Board will seek a new chief executive with the experience and proven leadership qualities to drive and accelerate the growth of the Company.  On behalf of the Board, I want to thank Mr. Petersen for his numerous contributions since 1987 as an executive officer of the Company.  I look forward to his continued contributions as a member of our Board, and wish him well as he moves on to new opportunities.”

“I have been honored to be part of the LodgeNet growth story over the past twenty-five years,” said Mr. Petersen.  “The Company has a highly unique and strategically valuable position within the hospitality and healthcare industries, and I look forward to contributing to its future growth as a member of its Board of Directors.  On a personal level, I am energized to be in a position to consider new and diverse opportunities to apply my interests and talents.”

LodgeNet also announced today the appointment of Thomas N. Matlack, CFA, as an independent Director of the Company.  Mr. Matlack is a private investor who has led several venture investments in the areas of media and technology, including Art Technology Group, The Ladders, and Telephia.

Matlack was previously the founder and Managing Partner of Megunticook Management, a venture capital firm that started more than 30 companies. Prior to Megunticook, Matlack was Chief Financial Officer of The Providence Journal Company.  Matlack currently sits on the boards of Game Empire Enterprises, Good Men Media, and Seismic Games. He is a graduate of Wesleyan University (BA) and Yale University (MBA).

“We are very pleased to welcome Tom to the LodgeNet Board of Directors,” said Mr. Bradbury.  “With an extensive background in technology and new media, we look forward to Tom’s contributions.”

The appointment of Mr. Matlack was the result of the process set forth in the agreement between the Company and Mast Capital Management, LLC, dated February 28, 2012, and filed with the Securities and Exchange Commission in a Form 8-K filed on February 29, 2012.   Mr. Spencer was also originally appointed to the LodgeNet Board of Directors in 2012 pursuant to this agreement.

About LodgeNet

LodgeNet Interactive Corporation is the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve. Recently named by Advertising Age as one of the Leading 100 US Media Companies, LodgeNet Interactive serves approximately 1.6 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television, Broadband and Advertising Media Solutions along with nationwide technical and professional support services. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, The Hotel Networks and LodgeNet Healthcare. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.

LodgeNet and the LodgeNet logo are registered trademarks of LodgeNet Interactive Corporation. All other trademarks are the property of their respective owners.

Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” and similar expressions, and statements which are made in the future tense or refer to future events or developments are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.